Exhibit 99.1

For Further Information:

Investors: H. Gene Shiels 281-504-4886

Media: Richard A. Ott 281-504-4720

Kraton Announces Completion of Refinancing Transactions

HOUSTON, TX (February 14, 2011) - Kraton Performance Polymers, Inc. (NYSE: KRA) (together with its direct and indirect subsidiaries the “Company or “Kraton”), a leading global producer of styrenic block copolymers, announced today the refinancing of its existing indebtedness through the completion of the following transactions:

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An offering of $250 million in aggregate principal amount of 6.75% Senior Notes due 2019 through an institutional private placement, which represents an upsizing of $50 million from the previously announced amount; and

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A new $350 million senior secured credit facility, consisting of a $200 million five-year senior secured revolving credit facility and a $150 million five-year senior secured term loan facility. The new revolver, which will be undrawn at close, replaces the Company’s existing $80 million facility.

The proceeds from the 6.75% Senior Notes, together with the proceeds from the $150 million senior secured term loan facility and available cash, are being used to refinance substantially all of Kraton’s existing indebtedness, to pay accrued and unpaid interest, to pay related fees and expenses and to pay tender premiums with respect to the Company’s existing indebtedness.

Commenting on the transactions, Stephen E. Tremblay, Kraton’s Vice President and Chief Financial Officer stated, “We are extremely pleased to announce the successful completion of our notes offering and the refinancing of our existing bank facilities. Through these transactions we have extended our debt maturity profile and increased our financial flexibility, thereby allowing greater latitude for future growth, and we believe we have accomplished these objectives under extremely attractive rates, terms and conditions.”

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Macquarie Capital (USA) Inc. served as joint lead arrangers and joint book-runners, and Bank of America, N.A., served as administrative agent and collateral agent for the senior secured credit facility. The notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the notes were offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act. Therefore, the notes are subject to restrictions on transferability and resale, and may not be transferred or resold absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or solicitation of an offer to purchase with respect to thenotes or other securities, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. Kraton manufactures products at five plants globally, including its flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

Some of the statements in this press release and elsewhere contain forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release and elsewhere. Further description of these risks and uncertainties and other important factors are set forth under the heading “Cautionary Statements Regarding Forward-Looking Information” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, conditions in the global economy and capital markets, our relationship with service providers and raw materials suppliers and limitations on the availability of raw materials we need to produce our products.

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